Exhibit 3.3

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
VERTICAL HEALTH SOLUTIONS, INC.

Pursuant to the provisions of Section 607.1006, Florida Statutes, this Florida profit Corporation adopts the following articles of amendment to its articles of incorporation:

FIRST:

RESOLVED that the Board of Directors hereby declares it advisable and in the best interest of the Corporation that Article IV of the Certificate of Incorporation be amended to read in its entirety as follows:

“The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is One Hundred Five Million (105,000,000) shares, consisting of (i) One Hundred Million (100,000,000) shares of common stock, $.001 par value per share (the “Common Stock”), and (ii) Five Million (5,000,000) shares of preferred stock, $.001 par value per share (the “Preferred Stock”). The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. Subject to the terms contained in any designation of a series of Preferred Stock and to limitations prescribed by law, the Board of Directors is expressly authorized, at any time and from time to time, to fix by resolution the designation and relative powers, preferences and rights and the qualifications and limitations thereof relating to the shares of each such class or series of Preferred Stock. The authority of the Board of Directors with respect to the provisions for shares of any class of Preferred Stock or any series of any class of Preferred Stock shall include, but not be limited to, the following:

(1) the designation of such class or series, the number of shares to constitute such class or series which may be increased or decreased (but not below the number of shares of that class or series then outstanding) by resolution of the Board of Directors, and the stated value thereof if different from the par value thereof;

(2) whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

(3) the dividends, if any, payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of the same class;

(4)                                  whether the shares of such class or series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

(5)                                  the amount or amounts payable upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(6)                                  whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(7)                                  whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of the same class or any other securities or cash or other property and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(8)                                  the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of the same class;

(9)                                  the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other series of the same class or of any other class;

(10)                            the ranking (be it pari passu, junior or senior) of each class or series vis-a-vis any other class or series of any class of Preferred Stock as to the payment of dividends, the distribution of assets and all other matters; and

(11) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar as they are not inconsistent with the provisions of these Articles of Incorporation, to the full extent permitted in accordance with the laws of the State of Florida.

SECOND:                                        The date of this amendment’s adoption is October 14, 2005.

THIRD:                                                     Adoption of Amendment(s) (CHECK ONE)

☒         The amendment(s) was/were approved by the shareholders.  The number of votes cast for the amendment(s) was/were sufficient for approval.

☐         The amendment(s) was/were approved by the shareholders through voting groups.  The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

“The number of votes cast for the amendment(s) was/were sufficient for approval by

                                                                                                .”

Voting group

☐         The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐         The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signed this 14th day of October, 2005.

Signature:	/s/ Stephen M. Watters, Chief Executive Officer
(By the Chairman or Vice Chairman of the Board of Directors,
President or other officer if adopted by the shareholders)

OR

(By a director if adopted by the directors)

OR

(By an incorporator if adopted by the incorporators)

Stephen M. Watters
Typed or printed name

Chief Executive Officer
Title